Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Third QUARTER 2023 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.80 Per Share for Fourth Quarter 2023

Base Dividend of $0.43, Supplemental Dividend of $0.27, and Special Dividend of $0.10 Per Share

EVANSTON, Ill., November 2, 2023 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial Highlights

•
Total investment income of $34.2 million
•
Net investment income of $16.7 million, or $0.63 per share
•
Adjusted net investment income of $18.2 million, or $0.68 per share(1)
•
Net increase in net assets resulting from operations of $24.3 million, or $0.91 per share
•
Invested $56.7 million in debt and equity securities, including two new portfolio companies
•
Received proceeds from repayments and realizations of $69.9 million
•
Paid total dividends of $0.72 per share: regular quarterly dividend of $0.41 per share, supplemental dividend of $0.21 per share, and special dividend of $0.10 per share on September 27, 2023
•
Net asset value (“NAV”) of $548.6 million, or $19.28 per share, as of September 30, 2023
•
Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2023 of $32.7 million, or $1.15 per share

Management Commentary

“Our portfolio delivered strong results for the third quarter, building on a strong first half of 2023. Income-producing assets generated a 46% increase in Adjusted NII compared to last year, well in excess of our base dividend, reflecting both higher loan balances and higher yields, and our equity portfolio produced realized gains totaling $9.8 million. As a result of our portfolio’s performance in 2023, the Board of Directors has declared an increase in the base dividend to $0.43 per share. Our strategy of managing the business for the long-term, with a steadfast focus on growing NAV over time, preserving capital and generating attractive risk-adjusted returns, continues to deliver value to our shareholders,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation.

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2023 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2023, as compared to the same period in 2022 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Interest income	$28,313	$21,511	$6,802	31.6%
Payment-in-kind interest income	2,789	413	2,376	575.3%
Dividend income	262	645	(383)	(59.4%)
Fee income	2,255	2,415	(160)	(6.6%)
Interest on idle funds	566	8	558	6,975.0%
Total investment income	$34,185	$24,992	$9,193	36.8%

Net investment income	$16,660	$12,719	$3,941	31.0%
Net investment income per share	$0.63	$0.52	$0.11	21.2%

Adjusted net investment income (1)	$18,188	$12,461	$5,727	46.0%
Adjusted net investment income per share (1)	$0.68	$0.51	$0.17	33.3%

Net increase (decrease) in net assets resulting from operations	$24,299	$11,428	$12,871	112.6%
Net increase (decrease) in net assets resulting from operations per share	$0.91	$0.47	$0.44	93.6%

The $9.2 million increase in total investment income for the three months ended September 30, 2023, as compared to the same period in 2022, was primarily attributable to (i) a $9.2 million increase in total interest income (including payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding and an increase in weighted average yield on debt investment balances outstanding, (ii) a $0.2 million decrease in fee income resulting from a decrease in amendment fees and origination fees, partially offset by an increase in prepayment fees, (iii) a $0.4 million decrease in dividend income due to decreased levels of distributions received from equity investments, and (iv) a $0.6 million increase in interest on idle funds due to an increase in weighted average interest on cash balances outstanding.

For the three months ended September 30, 2023, total expenses, including the base management fee waivers and income tax provision, were $17.5 million, an increase of $5.2 million, or 42.8% from the $12.3 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended September 30, 2022. The increase was primarily attributable to (i) a $1.8 million increase in capital gains incentive fee accrued, (ii) a $1.5 million net increase in the income incentive fee, (iii) a $1.3 million increase in interest and financing expenses due to an increase in debt outstanding in 2023 and an increase in weighted average interest rate on borrowings, (iv) a $0.4 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, and (v) a $0.2 million increase in professional fees.

Net investment income increased by $4.0 million, or 31.0%, to $16.7 million during the three months ended September 30, 2023 as compared to the same period in 2022 as a result of the $9.2 million increase in total investment income, partially offset by the $5.2 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.68 per share compared to $0.51 per share in the prior year.

For the three months ended September 30, 2023, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $9.8 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $40.0 million for the same period in 2022.

Portfolio and Investment Activities

As of September 30, 2023, the fair value of our investment portfolio totaled $926.9 million and consisted of 80 active portfolio companies and two portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 103.5% of the related cost basis as of September 30, 2023. As of September 30, 2023, the debt investments of 45 portfolio companies bore interest at a variable rate, which represented $588.5 million, or 73.7%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed-rate investments. As of September 30, 2023, our average active portfolio company investment at amortized cost was $11.2 million, which excludes investments in the two portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 14.6% as of September 30, 2023. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2023, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Third quarter 2023 investment activity included the following new portfolio company investments:

•
Dealerbuilt Acquisition, LLC, a leading provider of Dealer Management System (DMS) software for auto dealerships. Fidus invested $13.0 million in first lien debt, $5.0 in subordinated debt, and $1.0 million in preferred equity.
•
MDME Holding Corp., a leading regional provider of durable medical equipment to hospice agencies and sub-acute care facilities. Fidus invested $12.8 million in first lien debt and $1.3 million in preferred equity.

Liquidity and Capital Resources

As of September 30, 2023, we had $80.3 million in cash and cash equivalents and $100.0 million of available borrowings under our senior secured revolving credit facility (the “Credit Facility”). For the nine months ended September 30, 2023, we received net proceeds of $71.6 million from the equity at-the-market program. As of September 30, 2023, we had SBA debentures outstanding of $188.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 and $125.0 million outstanding of our 3.50% notes due November 2026. As of September 30, 2023, the weighted average interest rate on total debt outstanding was 4.3%.

Subsequent Events

On October 11, 2023, we invested $18.0 million in first lien debt and preferred equity in White Label Communications, LLC, a provider of private label communication solutions to managed service providers.

On October 26, 2023, we issued an additional $3.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 6.083% until the pooling date in March 2024.

On October 30, 2023, we exited our debt investment in GP&C Operations, LLC (dba Garlock Printing and Converting). We received payment in full of $10.8 million on our first lien debt, which included a prepayment fee.

On October 31, 2023, we invested $13.8 million in first lien debt and preferred equity in a provider of advertising intelligence, research, and sales enablement solutions to media sellers, agencies, brands, and ad tech companies.

On October 31, 2023, we exited our debt investment in Power Grid Components, Inc. We received payment in full of $10.3 million on our second lien debt.

On November 1, 2023, we exited our debt investments in Combined Systems, Inc. We received payment in full of $8.2 million on our first lien debt and revolving loan, which included a prepayment fee.

Third Quarter 2023 Dividends Declared

On October 30, 2023, our board of directors declared a base dividend of $0.43 per share, a supplemental dividend of $0.27 per share, and a special dividend of $0.10 per share for the third quarter, which are payable on December 27, 2023, to stockholders of record as of December 20, 2023.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2023 taxable income, as well as the tax attributes for 2023 dividends, will be made after the close of the 2023 tax year. The final tax attributes for 2023 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2023 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 3, 2023. To participate in the conference call, please dial (866) 652-5200 approximately 10 minutes prior to the call. International callers should dial (412) 317-6060. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at https://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. A webcast replay of the conference call will be available two hours after the call on the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets; the impact of interest rate volatility, including the replacement of LIBOR with alternate rates and rising interest rates; and the dependence of the Company’s future success on the general economy and its impact on the industries in which the Company invests; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30,	December 31,
	2023	2022
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $17,915, respectively)	$—	$—
Affiliate investments (cost: $46,480 and $55,804, respectively)	83,157	101,590
Non-control/non-affiliate investments (cost: $842,050 and $754,974, respectively)	843,702	758,739
Total investments, at fair value (cost: $895,362 and $828,693, respectively)	926,859	860,329
Cash and cash equivalents	80,337	62,350
Interest receivable	13,729	11,826
Prepaid expenses and other assets	1,800	1,455
Total assets	$1,022,725	$935,960
LIABILITIES
SBA debentures, net of deferred financing costs	$182,811	$148,476
Notes, net of deferred financing costs	246,962	246,128
Borrowings under Credit Facility, net of deferred financing costs	(1,157)	(1,380)
Secured borrowings	16,319	16,880
Accrued interest and fees payable	3,337	4,747
Base management fee payable, net of base management fee waiver – due to affiliate	4,089	3,769
Income incentive fee payable – due to affiliate	4,479	3,035
Capital gains incentive fee payable – due to affiliate	15,611	22,659
Administration fee payable and other, net – due to affiliate	579	576
Taxes payable	277	9,937
Accounts payable and other liabilities	793	790
Total liabilities	$474,100	$455,617
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 28,453,469 and 24,727,788 shares
outstanding at September 30, 2023 and December 31, 2022, respectively)	$28	$25
Additional paid-in capital	467,881	395,672
Total distributable earnings	80,716	84,646
Total net assets	548,625	480,343
Total liabilities and net assets	$1,022,725	$935,960
Net asset value per common share	$19.28	$19.43

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	1,011	892	3,168	2,433
Non-control/non-affiliate investments	27,302	20,619	77,268	55,532
Total interest income	28,313	21,511	80,436	57,965
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	30
Non-control/non-affiliate investments	2,789	413	4,661	1,297
Total payment-in-kind interest income	2,789	413	4,661	1,327
Dividend income
Control investments	—	—	—	—
Affiliate investments	(1)	—	519	725
Non-control/non-affiliate investments	263	645	431	685
Total dividend income	262	645	950	1,410
Fee income
Control investments	—	—	—	—
Affiliate investments	5	155	60	452
Non-control/non-affiliate investments	2,250	2,260	5,868	5,497
Total fee income	2,255	2,415	5,928	5,949
Interest on idle funds	566	8	1,824	12
Total investment income	34,185	24,992	93,799	66,663
Expenses:
Interest and financing expenses	5,985	4,686	16,761	13,737
Base management fee	4,161	3,763	12,066	10,724
Incentive fee - income	4,478	3,047	11,959	5,283
Incentive fee (reversal) - capital gains	1,528	(258)	507	(593)
Administrative service expenses	581	480	1,672	1,412
Professional fees	587	339	2,044	1,546
Other general and administrative expenses	269	303	773	719
Total expenses before base management fee waiver	17,589	12,360	45,782	32,828
Base management fee waiver	(72)	(76)	(216)	(228)
Total expenses, net of base management fee waiver	17,517	12,284	45,566	32,600
Net investment income before income taxes	16,668	12,708	48,233	34,063
Income tax provision (benefit)	8	(11)	66	(2)
Net investment income	16,660	12,719	48,167	34,065
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	407	(11,458)	342
Affiliate investments	1	24,216	100	39,840
Non-control/non-affiliate investments	9,749	15,421	15,625	25,038
Total net realized gain (loss) on investments	9,750	40,044	4,267	65,220
Income tax (provision) benefit from realized gains on investments	(31)	—	(1,569)	(121)
Net change in unrealized appreciation (depreciation):
Control investments	—	—	11,083	(2,151)
Affiliate investments	(4,507)	(21,085)	(9,109)	(42,013)
Non-control/non-affiliate investments	2,450	(20,197)	(2,113)	(23,650)
Total net change in unrealized appreciation (depreciation) on investments	(2,057)	(41,282)	(139)	(67,814)
Net gain (loss) on investments	7,662	(1,238)	2,559	(2,715)
Realized losses on extinguishment of debt	(23)	(53)	(23)	(251)
Net increase (decrease) in net assets resulting from operations	$24,299	$11,428	$50,703	$31,099
Per common share data:
Net investment income per share-basic and diluted	$0.63	$0.52	$1.89	$1.39
Net increase in net assets resulting from operations per share — basic and diluted	$0.91	$0.47	$1.99	$1.27
Dividends declared per share	$0.72	$0.86	$2.08	$1.82
Weighted average number of shares outstanding — basic and diluted	26,618,973	24,437,400	25,490,379	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2023 and 2022.

	($ in thousands)		($ in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net investment income	$16,660	$12,719	$48,167	$34,065
Capital gains incentive fee expense (reversal)	1,528	(258)	507	(593)
Adjusted net investment income (1)	$18,188	$12,461	$48,674	$33,472

	(Per share)		(Per share)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net investment income	$0.63	$0.52	$1.89	$1.39
Capital gains incentive fee expense (reversal)	0.05	(0.01)	0.02	(0.02)
Adjusted net investment income (1)	$0.68	$0.51	$1.91	$1.37

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com